UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2012

SPUTNIK ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52366	52-2348956
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

37 NORTH ORANGE AVE.
SUITE 500
ORLANDO FL 32801
 (Address of principal executive offices and zip code)

888-220-2885
(Registrant’s telephone number)

3020 Bridgeway Suite 400
Sausalito, CA 94965
 (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

A Stock Exchange Agreement that was made the 19th day of November, 2012, by and between Sputnik Enterprises, Inc., a Nevada corporation, SPNI (the “Issuer”), and Wireless NRG, LLC, a Florida limited liability company (the “Company”), and the shareholders (unit holders) of Company, (the “Shareholders”) was cancelled by us on December 5, 2012.

Subject to the terms and conditions of this Agreement, the Issuer had agreed:

i. That the total common shares issued and outstanding of the Issuer at Closing shall be 295,278 Common Shares par value $.001.

ii. That the Issuer at Closing shall transfer to the Shareholders, twenty seven million one hundred eighty one thousand one hundred and twelve common shares of Issuer, $.001 par value, in exchange for 100% of the issued and outstanding shares (units) of Company, such that Company shall become a wholly owned subsidiary of the Issuer.

iii. That the Issuer requires the Company to:

a)	Agree to the announcement of the transaction with the SEC on form 8K within four days of the execution of this agreement, if applicable.
b)	Execute any and all documentation to reflect the intent of the parties that Company becomes a wholly owned subsidiary of Issuer.

iv. That this transaction is subject to delivery by the Issuer of all required documents pre and post closing to effectuate the transaction

We did not incur any penalties as a result of this Termination.

The contractual relationship between WNRG and Sputnik relating to the Marketing Agreement as previously disclosed on 8K filed November 23, 2012 is still in full force and effect and the company will continue to operate its business pursuant to the terms and conditions of that Marketing Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Sputnik Enterprises, Inc.

Date: December 10, 2012	By:	/s/ Anthony Gebbia
Anthony Gebbia
Chief Executive Officer and Director

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